Exhibit 99.2

Global Partners LP Reports Strong Results for the Second Quarter of 2009

Gross Profit Improves 22% to Q2 Record $27.8 Million; Announces the Appointment of Thomas Hollister to Board of Directors

WALTHAM, Mass.--(BUSINESS WIRE)--August 6, 2009--Global Partners LP (NYSE:GLP) today reported financial results for the quarter ended June 30, 2009.

Net income for the second quarter of 2009 was $978,000, or $0.07 per diluted limited partner unit, compared with a net loss of $1.2 million, or $0.10 per limited partner unit, for the same period in 2008. The Partnership had approximately 13.4 million diluted weighted average limited partner units outstanding for the three months ended June 30, 2009 and 13.1 million weighted average limited partner units outstanding for the comparable quarter in 2008.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the three months ended June 30, 2009 increased 26% to a second-quarter record $8.6 million, compared with $6.8 million for the same period in 2008.

Distributable cash flow for the second quarter of 2009 increased 46% to $3.3 million, compared with $2.2 million for the comparable quarter in 2008.

“We delivered strong results in the second quarter, highlighted by solid margins in both our wholesale and commercial product segments,” said Eric Slifka, president and chief executive officer of Global Partners. “Combined gross profit increased 22% to a second-quarter record $27.8 million, led by double-digit percentage gains in our distillates and gasoline net product margins. In addition, our product volume compared favorably with the most recent national statistics from the Energy Information Administration, which showed that U.S. gasoline and distillate demand declined 1.5% and 10%, respectively, through the first five months of the year. By contrast, our product volume was virtually unchanged in the second quarter of 2009 and increased 3% through the first half of this year compared with the same periods in 2008. This performance underscores our ability to effectively leverage our supply, terminaling and marketing assets to drive volumes, enhance margins and improve operating efficiencies.”

Sales for the second quarter of 2009 decreased to $1.2 billion from $2.3 billion for the same period in 2008 due to lower refined petroleum product prices this year compared with last year. Wholesale segment sales were $1.1 billion, or 94% of total sales, for the second quarter of 2009, compared with $2.2 billion, or 95% of total sales, for the second quarter of 2008. Commercial segment sales were $69.9 million, or 6% of total sales, for the second quarter of 2009, compared with $105.2 million, or 5% of total sales, for the second quarter of 2008.

Combined product volume totaled 728.3 million gallons in the second quarter of 2009, roughly flat compared with 730.6 million gallons in the second quarter of 2008. Wholesale segment volume decreased 1% to 682.8 million gallons from 688.8 million gallons in the same period last year. Commercial segment volume increased 9% to 45.5 million gallons from 41.8 million gallons in the same period last year.

Combined gross profit improved 22% to $27.8 million in the second quarter of 2009 from $22.7 million in the same period in 2008. Within Global Partners’ wholesale segment, the net product margin for distillates increased 45% to $13.5 million in the second quarter of 2009 from $9.3 million in the year-earlier period. Wholesale gasoline net product margin increased 16% to $12.1 million in the second quarter of 2009 from $10.4 million in the comparable period of 2008. Wholesale residual oil net product margin decreased 29% to $2.3 million in the second quarter of 2009 from $3.2 million in the second quarter of 2008.

Financial Results for the Six Months Ended June 30, 2009 and 2008

Net income for the six months ended June 30, 2009 was $19.8 million, or $1.46 per diluted limited partner unit, compared with net income of $7.4 million, or $0.55 per diluted limited partner unit, for the same period in 2008. The Partnership had approximately 13.3 million and 13.1 million diluted weighted average limited partner units outstanding for the six months ended June 30, 2009 and 2008, respectively.

EBITDA for the six months ended June 30, 2009 increased 42% to $36.0 million, compared with $25.3 million for the same period in 2008.

Distributable cash flow for the first six months of 2009 increased 80% to $25.3 million, compared with $14.0 million for the comparable period in 2008.

EBITDA and distributable cash flow are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these and other non-GAAP financial measures to their most directly comparable GAAP financial measures for the three and six months ended June 30, 2009 and 2008.

Sales for the six months ended June 30, 2009 decreased to $2.8 billion from $5.0 billion for the same period in 2008 due to lower refined petroleum product prices. Wholesale segment sales were $2.7 billion, or 94% of total sales, for the first six months of 2009, compared with $4.8 billion, or 95% of total sales, for the same period of 2008. Commercial segment sales were $183.1 million, or 6% of total sales, for the first half of 2009, compared with $229.4 million, or 5% of total sales, for the first half of 2008.

Combined product volume increased 3% to 1.84 billion gallons through the first six months of 2009 from 1.79 billion gallons for the same period of 2008. Wholesale segment volume rose 2% to 1.72 billion gallons from 1.69 billion gallons. Commercial segment volume increased 17% to 121.3 million gallons from 103.6 million gallons.

Combined gross profit increased 35% to $78.5 million for the first six months of 2009 from $58.3 million for the same period in 2008. Within Global Partners’ wholesale segment, the net product margin for distillates increased 46% to $47.3 million from $32.4 million in the year-earlier period. Wholesale gasoline net product margin rose 26% to $23.9 million for the first half of 2009 from $19.0 million in the comparable period of 2008. Wholesale residual oil net product margin decreased 28% to $5.1 million for the first six months of 2009 from $7.1 million in the same period of 2008.

Operational Highlights

  In a separate news release issued this morning, Global Partners announced that it has signed a definitive agreement to acquire three refined petroleum product terminals in Newburgh, New York from Warex Terminals Corp., a subsidiary of Warren Equities, Inc. These terminals have a combined gasoline and distillate storage capacity of 950,000 barrels. Although other options could be considered, the Partnership expects to finance the approximately $47.5 million acquisition through bank debt. The acquisition is expected to close in the fourth quarter of 2009, subject to the receipt of certain regulatory approvals and various other customary closing conditions.
  As previously announced, the Board of Directors of Global Partners’ general partner, Global GP LLC, declared a quarterly cash distribution of $0.4875 per unit ($1.95 per unit on an annualized basis) on all of its outstanding common and subordinated units for the period from April 1 through June 30, 2009. The distribution will be paid August 14, 2009 to unitholders of record as of the close of business August 5, 2009.

Appointment of Thomas Hollister to Board

Global Partners also announced today that Thomas J. Hollister, its chief operating officer and chief financial officer, has been named to the Board of Directors of Global GP LLC, effective August 5, 2009. Mr. Hollister, whose appointment expands the Board to seven members, joined Global Partners as Executive Vice President and Chief Financial Officer in July 2006 and was promoted to Chief Operating Officer in January 2007. He will continue to serve as COO and CFO.

Alfred A. Slifka, Chairman of the Board of Global GP LLC, said, “We are extremely pleased to welcome Tom to our Board. He has made outstanding contributions to Global in his roles as both chief operating officer and chief financial officer. We look forward to continuing to benefit from his valuable insight, expertise and leadership in his additional capacity as a member of our Board.”

Business Outlook

“At the mid-point of 2009, our financial performance and the strategic steps we have taken to grow the business position us for a strong year,” Eric Slifka said. “In recent months, we have continued to optimize our terminal network by initiating organic expansion projects in several Northeast markets, including Philadelphia, Albany, Oyster Bay, NY and Linden, NJ. These projects comprise an additional 870,000 barrels of storage capacity – broadening the depth and breadth of our strategic asset base. In addition, our planned bolt-on acquisition in Newburgh increases our New York footprint and enables us to further build our business. Overall, we remain encouraged about Global’s growth prospects.”

Financial Results Conference Call

Management will review Global Partners’ second-quarter 2009 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET

Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

The call also will be webcast live and archived on the Global Partners’ website, www.globalp.com.

Use of Non-GAAP Financial Measures

EBITDA

EBITDA is a non-GAAP financial measure used as a supplemental financial measure by management and external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing and distribution of refined petroleum products, without regard to financing methods and capital structure; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income, and this measure may vary among other companies. Therefore, EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for Global Partners’ limited partners since it serves as an indicator of the Partnership’s success in providing a cash return on their investment. Distributable cash flow means the Partnership’s net income plus depreciation and amortization less its maintenance capital expenditures. Specifically, this financial measure indicates to investors whether or not the Partnership has generated sufficient cash flow on a current or historic level that can sustain or support an increase in its quarterly cash distribution. Distributable cash flow is a quantitative standard used by the investment community with respect to publicly traded partnerships. Distributable cash flow should not be considered as an alternative to net income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners’ distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP

Global Partners LP, a publicly traded master limited partnership based in Waltham, Massachusetts, owns, controls and has access to one of the largest terminal networks of refined petroleum products in the Northeast. The Partnership is one of the largest wholesale distributors of gasoline, distillates (such as home heating oil, diesel and kerosene) and residual oil to wholesalers, retailers and commercial customers in the region. Global Partners LP, a FORTUNE 500® company, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, please visit www.globalp.com.

Forward-looking Statements

This news release contains certain “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are identified as any statements that do not relate strictly to historical or current facts and can generally be identified by the use of forward-looking terminology including “will,” “may,” “believe,” “expect,” “anticipate,” “estimate,” “continue” or other similar words. Such statements may discuss business prospects, goals, new developments and future expectations or contain projections of results of operations, financial condition and Global Partners LP’s ability to make distributions to unitholders. These statements are not guarantees of performance. Although Global Partners LP believes these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to a number of assumptions, uncertainties and risks, many of which are beyond the control of Global Partners LP, which may cause actual results to be materially different from the forward-looking statements contained in this news release. For specific risks and uncertainties that could cause actual results to differ materially from forward-looking statements, please refer to Global Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2008 and subsequent filings the Partnership makes with the Securities and Exchange Commission. All forward-looking statements included in this news release and all subsequent written or oral forward-looking statements attributable to Global Partners LP or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements speak only as of the date made, and Global Partners LP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The financial statements and financial information presented below reflect the operations of Global Partners LP.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Sales	$1,201,149	$2,297,709	$2,834,104	$5,018,701
Cost of sales	1,173,360	2,275,036	2,755,601	4,960,412
Gross profit	27,789	22,673	78,503	58,289

Costs and operating expenses:
Selling, general and administrative expenses	13,299	10,182	31,374	21,255
Operating expenses	9,137	8,771	17,612	17,796
Amortization expenses	803	737	1,603	1,461
Total costs and operating expenses	23,239	19,690	50,589	40,512

Operating income	4,550	2,983	27,914	17,777

Interest expense	(3,422)	(4,087)	(7,198)	(10,117)

Income (loss) before income tax expense	1,128	(1,104)	20,716	7,660

Income tax expense	(150)	(150)	(875)	(295)

Net income (loss)	978	(1,254)	19,841	7,365

Less: General partner's interest in net income, including
incentive distribution rights	(67)	(28)	(443)	(227)

Limited partners' interest in net income (loss)	$911	$(1,282)	$19,398	$7,138

Basic net income (loss) per limited partner unit(1)	$0.07	$(0.10)	$1.48	$0.55

Diluted net income (loss) per limited partner unit(1)	$0.07	$(0.10)	$1.46	$0.55

Basic weighted average limited partner units outstanding	13,059	13,071	13,065	13,071

Diluted weighted average limited partner units outstanding	13,356	13,071	13,273	13,071

(1)

On January 1, 2009, the Partnership adopted EITF 07-04, "Application of the Two-Class Method under FASB Statement No. 128 to Master Limited Partnerships." EITF 07-04 provides that net income for the current period is to be reduced by the amount of available cash that will be distributed with respect to that period for purposes of calculating net income per unit. Any residual amount representing undistributed net income (or losses) is assumed to be allocated to the ownership interests in accordance with the contractual provisions of the partnership agreement. Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or loss. Accordingly, the Partnership's undistributed net income is assumed to be allocated to the limited partners' interest and to the general partner's interest. The Partnership applied the provisions of EITF No. 07-04 on a retroactive basis which had an immaterial impact on the limited partners' interest in net (loss) income and net (loss) income per limited partner unit (basic and diluted) for the three and six months ended June 30, 2008.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$2,962	$945
Accounts receivable, net	190,621	249,418
Accounts receivable - affiliates	1,071	2,518
Inventories	369,353	240,346
Brokerage margin deposits	25,863	8,991
Fair value of forward fixed price contracts	8,598	161,787
Prepaid expenses and other current assets	31,570	29,302
Total current assets	630,038	693,307

Property and equipment, net	162,434	161,988
Intangible assets, net	29,939	31,403
Other assets	3,158	2,564

Total assets	$825,569	$889,262

Liabilities and partners' equity
Current liabilities:
Accounts payable	$132,223	$219,783
Working capital revolving credit facility - current portion	135,814	208,210
Environmental liabilities - current portion	3,296	4,191
Accrued expenses and other current liabilities	63,776	54,054
Income taxes payable	-	520
Obligations on forward fixed price contracts	14,300	7,954
Total current liabilities	349,409	494,712

Working capital revolving credit facility - less current portion	228,986	154,090
Acquisition facility	71,200	71,200
Environmental liabilities - less current portion	2,314	2,377
Accrued pension benefit cost	9,103	8,853
Deferred compensation	1,752	1,663
Other long-term liabilities	9,294	12,899
Total liabilities	672,058	745,794

Partners' equity	153,511	143,468

Total liabilities and partners' equity	$825,569	$889,262

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Table 1 - Reconciliation of net income (loss) to EBITDA
Net income (loss)	$978	$(1,254)	$19,841	$7,365
Depreciation and amortization and amortization of deferred financing fees	4,036	3,810	8,038	7,492
Interest expense	3,422	4,087	7,198	10,117
Income tax expense	150	150	875	295
EBITDA	$8,586	$6,793	$35,952	$25,269

Table 2 - Reconciliation of cash flow (used in) provided by operating activities to EBITDA
Cash flow (used in) provided by operating activities	$(91,049)	$(103,790)	$20,181	$(5,973)
Net changes in operating assets and liabilities and certain non-cash items	96,063	106,346	7,698	20,830
Interest expense	3,422	4,087	7,198	10,117
Income tax expense	150	150	875	295
EBITDA	$8,586	$6,793	$35,952	$25,269

Table 3 - Reconciliation of net income (loss) to distributable cash flow
Net income (loss)	$978	$(1,254)	$19,841	$7,365
Depreciation and amortization and amortization of deferred financing fees	4,036	3,810	8,038	7,492
Maintenance capital expenditures	(1,726)	(308)	(2,595)	(800)
Distributable cash flow	$3,288	$2,248	$25,284	$14,057

Table 4 - Reconciliation of cash flow (used in) provided by operating activities to distributable cash flow
Cash flow (used in) provided by operating activities	$(91,049)	$(103,790)	$20,181	$(5,973)
Net change in operating assets and liabilities and certain non-cash items	96,063	106,346	7,698	20,830
Maintenance capital expenditures	(1,726)	(308)	(2,595)	(800)
Distributable cash flow	$3,288	$2,248	$25,284	$14,057

CONTACT:
Global Partners LP
Thomas J. Hollister, 781-894-8800
Chief Operating Officer and
Chief Financial Officer
or
Edward J. Faneuil, 781-894-8800
Executive Vice President,
General Counsel and Secretary